Exhibit 3.2
AMENDMENT TO THE
BYLAWS
OF
BALLY TOTAL FITNESS HOLDING CORPORATION
     1. Amendment to Article II, Section 3. Section 3 of Article II is hereby deleted in its entirety and replaced with the following:
     SECTION 3. Special Meetings. Unless otherwise prescribed by law or by the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors, or after December 31, 2006, by the Chairman of the Board or the President of the Corporation.